Exhibit 10.16

Certain identified information has been excluded from this exhibit because it is both (i) not material and

(ii) would be competitively harmful if publicly disclosed.

VOODOO

&

9city aSIA lIMITED
(第九城市)

MASTER COOPERATION AND PUBLISHING AGREEMENT

BY AND BETWEEN:

(1)	Voodoo, a French société par actions simplifiée, with an issued and paid-up share capital of EUR 14,117 whose registered office is at 17 Rue Henry Monnier, 75009 Paris, France, registered at the Companies Registry of Paris under number 792 483 307 ("Voodoo");

AND

(2)	9City Asia Limited, a company incorporated in Hong Kong SAR of People’s Republic China, whose registered office is at Room 1502, 15/F Harcourt House, 39 Gloucester Road, Wanchai, HongKong, PRC, registered at the Companies Registry of Hong Kong under number 1015000. 9City Asia Limited is the wholly owned subsidiary of The9 Limited, a Nasdaq listed company (Nasdaq ticker : NCTY) (“The9”)

Voodoo and the Studio are hereinafter collectively referred to as the "Parties" and individually as a "Party".

NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Agreement” means the Master Cooperation and Publishing Agreement.

“Confidential Information” means all confidential or proprietary knowledge, data or information of a Party furnished to the other or to which it is exposed in performance hereof or prior hereto, in any form, including without limitation, trade secrets, know-how, inventions, ideas, processes, designs, technology, computer code and other works of authorship, information related to its business, applications, plans, financial information, analytics, statistics, reports and other data in connection with a Game and end users, the existence of any business discussions, negotiations or agreements between Parties and a third party, and the terms of the Agreement in relation to a Game. Confidential Information shall not include information in the public domain or hereafter comes into public domain through no fault of the receiving party or in a receiving party’s possession prior to disclosure.

“Delivery Date” means the date on which the Android and iOS packages of a Game, accepted by The9 [REDACTED], are delivered to The9 by Voodoo for the purpose of being adapted by The9. For the avoidance of doubt, such Delivery does not include The9’s work in modifying the application [REDACTED], and The9 shall be responsible for finalizing such packages once received.

“Effective Date” means September 18, 2020.

“Game(s)” means a digital online or mobile game application or prototype, including all its components and content, which Voodoo delivers to The9 after the Effective Date or prior thereto and listed in the Annex hereto, as such may be amended from time to time by mutual written agreement of the Parties and include specific terms applicable to each Game.

“Game Materials” means a Game’s object code, source code, graphic assets, files, documentation, iOS and Android packages, explanations required to build the Game and other related information.

“Net Revenue” means all income generated and received by the9 from a Game distribution (including from in-app purchases and in-game advertising) per given month, minus out-of-pocket marketing expenses (including user acquisition costs, channel costs and server costs).

“Platform(s)” means iOS and Android platforms as well as any other virtual store operated by a third party constituting a platform for the sale and/or distribution of the Game(s).

“Publishing License” shall have the meaning set forth in Section 2.

“Term” shall have the meaning set forth in Section 6.

“Update” means all versions of a Game, including upgrades, enhancements, modifications, improvements, bug fixes, error corrections, extensions or other changes, including versions with similar content modified to run on different Platforms.

1.2	Interpretation

In this Agreement, save where the context otherwise requires:

1.2.1	words in the singular shall include the plural, and vice versa;

1.2.2	masculine gender shall be deemed to include the feminine and neuter and vice versa;

1.2.3	a reference to an Article, Section, Schedule or Exhibit shall be a reference to an Article, Section, Schedule or Exhibit (as the case may be) of this Agreement;

1.2.4	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.5	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

1.2.6	"including" and other similar expressions are not and must not be treated as words of limitation.

2.	PUBLISHING

2.1	Appointment; License. Subject to the terms hereof, Voodoo hereby appoints The9, during the Term defined below, as an exclusive publisher of the Game(s) listed in the Annex attached hereto. Voodoo hereby grants The9 an exclusive, sub-licensable license to test, perform, market, promote, distribute, reproduce, modify, support, and/or otherwise use or exploit the Game(s), directly or through authorized contractors in the People’s Republic of China (“Mainland China”). The9 may display and use Voodoo’s trademarks and logos (“Marks”) in connection with the aforesaid (all of The9’s rights set forth in this Section shall collectively be referred to as the “Publishing License”). The9 shall display Voodoo’s Marks in the Game’s splash screen. Any use or exploitation of the Games not explicitly covered by the Publishing License that The9 or Voodoo wishes to add to the scope of a Publishing License shall be negotiated in good faith by the Parties.

2.2	License Restrictions. Except as explicitly set forth in this Agreement, The9 shall not and shall not authorize or otherwise permit any third party to: (i) access or use any part of a Game or any part thereof for any purpose except as expressly authorized under this Agreement; (ii) decompile, reverse engineer, or disassemble a Game; (iii) attempt to circumvent or disable any technical, usage or other security features of a Game; (iv) remove, alter or obscure any proprietary notices (including copyright and trademark notices) on the Game; or (v) introduce any viruses, worms, defects, malware or any item of destructive nature through the Game.

2.3	Game Materials. Upon the Delivery Date, Voodoo will transfer to The9 the most current Game Materials of the relevant Game(s), and thereafter for so long as a Game is published by The9 on Platforms, as applicable, updated Game Materials shall be transferred by Voodoo to The9. For the avoidance of doubt, Voodoo will retain ownership of the rights included in and related to the Game Materials. Upon receipt of the Game Materials for each Game, The9 shall have [REDACTED] months to publish the Game (“Publishing Limit Date”). Should such Game not be published by the Publishing Limit Date, the Publishing License for such Game shall automatically terminate and The9 will not be entitled to any reimbursement of any amount paid to Voodoo in relation to this Game (including the Minimum Guarantee Payment).

2.4	Compliance. The9 shall be responsible for ensuring that the Games delivered by Voodoo are fully compliant with Chinese laws and regulations and eligible for publication in Mainland China and on all relevant Mainland China mobile and web platforms. The9 ensures that it will defend, hold harmless and indemnify Voodoo against any claim by any third party alleging the Games’ lack of compliance with such laws and regulations.

2.5	Securing of ISBN. The9 shall make all best efforts to secure an approval number (“ISBN”) from the National Press and Publication Administration of the People’s Republic of China for each Game. Failure to secure the ISBN shall in no way affect the payments due by The9 to Voodoo, nor lead to any reimbursement of any amount received from The9 by Voodoo.

2.6	Copyright Protection and Anti-Piracy: The9 shall take enforcement actions under the name of Voodoo when needed to safeguard the rights against the infringement of the Games and/or new works formed after the adaptation of the Games with regards to any intellectual property infringement or piracy matters or any other matter jeopardizing the proprietary rights of Voodoo on the Game, including but not limited to filing a request (including applying for administrative action, etc.) to the relevant administrative authorities and filing a lawsuit with Mainland China’s courts (including filing a lawsuit against the infringement that has occurred prior to the authorization period hereof and obtaining damages). The9 is entitled to pursue the infringement by the infringing party and obtain corresponding economic compensation. Should such an action against a third party be taken by The9, Voodoo shall be immediately informed. Voodoo shall be entitled to take all actions as it deems necessary to protect its rights, as the case may be.

3.	MARKETING

3.1	During the Term, The9 shall run marketing and promotion campaigns in Mainland China in connection with a Game, and publish and distribute Game(s) on the relevant Platforms.

3.2	The9 shall be entirely responsible and shall bear all costs for the Games’ marketing, publishing and distribution activities, including but not limited to marketing strategy, marketing activities and materials, marketing operations, localization and integration, launch and revenue growth optimization, product lifetime extension, monetization and pricing, applicable distribution channels, and technical support. As an integral part of the services, The9 shall, in particular but not limited to:

•	Commit to spending no less than ten percent (10%) of the Gross Revenue (defined below), for each Game, for user acquisition purposes;

•	Optimize revenue growth according to best industry practices, by adapting in-app purchases tools and services to the local consumers;

•	Adapt the Game and Game Materials to best fit the Chinese market.

3.3	The9 agrees that from the launch date of the first Game and for a period of six months minimum, with the precise timing to be determined in writing separately, [REDACTED] will be the exclusive user acquisition and monetization channel for Voodoo’s Games. In return, [REDACTED] shall provide support for cross-promotion of the Games on the [REDACTED]. Should [REDACTED] deliver strong results, The9 will agree to extend the collaboration with [REDACTED].

3.4	The9’s terms of use and privacy policy (collectively, “Publisher Terms”) shall be incorporated in relation to the Game(s) and shall apply to Game distribution hereunder. The Publisher Terms shall, at all times, be maintained and displayed to end users in a conspicuous manner, and shall include all necessary disclosures to end-users, that comply with all applicable Laws and Regulations (as defined below). Furthermore, The9 will obtain (as required under applicable Laws and Regulations) end-user consents for such collection, storage, use, processing and transfer of end-user data. Upon request, The9 shall provide Voodoo with any information necessary for Voodoo to ensure that the Game and its distribution by The9 meets all requirements under the applicable Laws and Regulations.

4.	RESOURCES ALLOCATION

4.1	The9 commits to dedicating at least thirty (30) individuals for purposes of publishing and marketing the Games (the “Voodoo Dedicated Team”). The9 ensures that the Voodoo Dedicated Team shall be highly qualified within the field of game publishing and marketing, as per industry standards, and shall be fully dedicated to the performance of this Agreement. As such, the Voodoo Dedicated Team shall not be staffed on other projects conducted by The9. The9 commits to hiring any and all necessary talent for purposes of having a proper Voodoo Dedicated Team.

4.2	Should the Voodoo Dedicated Team not represent the adequate manpower, The9 shall complement its team as needed, whether through external providers or by hiring additional employees adapted for the project.

4.3	If needed and if requested by The9, Voodoo may allocate internal resources to the completion of this Agreement. The detailed arrangement (e.g. the service nature, the personnel, the place where the service is provided, the service period, etc. ) of internal resources allocation will be agreed under a separate addendum to this Master Publishing Agreement, The cost of any service provided by Voodoo will be invoiced to The9 and paid within thirty (30) days of invoicing. However, (i) development costs borne by Voodoo for assisting and supporting the localization efforts led by The9, and (ii) submission of new Game Materials and any updates to the Game done globally shall not be invoiced to The9. Vodooo will not charge for compiling the ( versions of the game if required.

5.	PAYMENT

5.1	Minimum Guarantee Payment: In consideration for the exclusive license granted to The9 for the Games and as a minimum guarantee payment, The9 shall pay Voodoo fifteen million US dollars (15,000,000 USD), divided as follows:

-	Upfront Payment: within seven (7) days from the Effective Date, The9 shall pay Voodoo three million US Dollars (3,000,000 USD);
-	First Game Payment: within seven (7) days from the Delivery Date of the first Game, The9 shall pay Voodoo [REDACTED] US dollars ([REDACTED] USD). Such payment will be due regardless of whether the ISBN application is approved or not.
-	Second Game Payment: within seven (7) days from the Delivery Date of the second Game, The9 shall pay Voodoo [REDACTED] US dollars ([REDACTED] USD). Such payment will be due regardless of whether the ISBN application is approved or not.
-	Third Game Payment: within seven (7) days from the Delivery Date of the third Game, The9 shall pay Voodoo [REDACTED] US dollars ([REDACTED] USD). Such payment will be due regardless of whether the ISBN application is approved or not.

5.2	Revenue Share: With respect to each Game, once the Net Revenue of the Game equals [REDACTED] US dollars ([REDACTED] USD) (the “Minimum Net Revenue”), Voodoo shall receive [REDACTED] of the Net Revenue generated by The9 above the Minimum Net Revenue, as follows

Net Revenue = Gross Revenue - Channel Costs - User Acquisition Costs - Server Costs

where

- “Gross Revenue” is any revenue actually generated by The9 with respect to purchases/downloads of the Game by end customers;

- “Channel Costs” are the material and technical costs incurred in preparing and utilizing distribution iOS and Android channels for the Games;

- “User Acquisition Costs” are the costs incurred for acquiring new customers for the Games;

- “Server Costs” are hosting fees relating to the Games.

5.3	The Revenue Share Payment shall be made to Voodoo at the end of every month, within fifteen (15) days from the end of each calendar month, after receipt of a valid invoice and based on the amount payable with respect to a written monthly report communicated by The9 to Voodoo which shall include generated revenue and cost (“Report”).

5.4	The9 shall comply with all tax and foreign exchange control requirements and formalities, if applicable, that are necessary in order to ensure a timely remittance of the payments to Voodoo.

5.5	In case there is any value added tax (“VAT”) and associated taxes and local levies in relation to the payments, such VAT and associated taxes and local levies shall be borne by The9.

5.6	The9 will not deduct any withholding tax (“WHT”) from the invoice amounts under 5.1 and 5.2. In case as subsequently requested by the Tax Bureau in Hong Kong, there is any WHT in relation to the payments, such WHT shall be borne by Voodoo (excluding any potential penalties or late payment interest which shall be borne by The9). The9 shall provide all the supporting documents to Voodoo to secure a corresponding tax credit in France under the double tax treaties between France and Hong Kong or France and China. The supporting documents include the tax residence certificate of The9 for each service period, the withholding record of WHT, the tax payment record, etc. If The9 fails to provide the required supporting documents to Voodoo for tax credit purposes, The9 shall repay the WHT to Voodoo.

5.7	In case of a repayment of WHT by The9 to Voodoo, any taxes and costs incurred (i.e. WHT, VAT, associated taxes, local levies, etc.) in connection with such repayment shall be borne by The9, with the net amount received by Voodoo after application of such taxes and costs, if any, corresponding to the net amount of the WHT borne by Voodoo.

5.8	Should the Net Revenue for all the Games exceed the Minimum Net Revenue within one year, The9 and Voodoo will work together on extending this Agreement to further games.

5.9	Should the first two Games, in aggregate, not generate the Minimum Net Revenue, then the Parties will have the option to cancel the publication of the third Game and Voodoo shall reimburse [REDACTED] US dollars ([REDACTED] USD) of the Upfront Payment representing the upfront for the third Game, unless the third Game has already been delivered by Voodoo to The9, in which case the [REDACTED] US dollars of the Upfront Payment will not be refunded and the Third Game Payment will be due if not already paid. For the avoidance of doubt, the Payments relating to the first two Games already paid to Voodoo by The9 are not affected by this Section 5.9.

5.10	For the refund of the upfront payment, the amount to be refunded by Voodoo shall correspond to the actual cash amount received from The9 as defined in 5.6 and the WHT credit to the extent it may successfully be claimed in France. The9 shall not collect WHT from Voodoo if such WHT credit is not successfully claimed in France. The9 shall not collect VAT and associated taxes and local levies from Voodoo for the refund of the upfront payment.

6.	PROPRIETARY RIGHTS

Except for the rights expressly granted herein, Voodoo will be and remain the sole owner of the Games (including Game Updates) and all intellectual property rights thereto and therein, and any derivatives, improvements, or enhancements to such Games, as well as content and materials developed and created in relation to such Games, and Marks and all intellectual property rights pertaining thereto.

7.	TERM AND TERMINATION

7.1	Publishing License Term: With respect to each Game, the Publishing License term (“Term”) shall commence upon the upload and distribution of the Game on any Platform, for a period of maximum three (3) years.

7.2	Agreement Term: This Agreement shall be effective from the Effective Date, and shall remain valid until the end of the Term of the last Publishing License, unless terminated earlier as provided below.

7.3	Termination: A Party may terminate the Agreement or a Game Term by written notice under the following conditions:

7.3.1	If the other Party is in material breach and fails to cure the breach within thirty (30) days of receipt of a written notice requiring it to do so;

7.3.2	By mutual agreement, and such termination of the Agreement will take effect within thirty (30) days from the last written notice expliciting the Parties’ intent to do so;

7.3.3	Should The9 fail to meet the appropriate standards and best practices of the industry and/or poorly perform its obligations under this Agreement notably with regards to user acquisition activity or manpower requirements, and after a warning by Voodoo that the Game is not being properly managed and giving an opportunity to The9 to rectify its management of the Games publishing and marketing, then Voodoo shall have the right to terminate the Publishing License within thirty (30) days’ notice. In this situation, no Minimum Guarantee Payment paid to Voodoo will be recoupable by The9, and all Revenue Share payments due to Voodoo at the time of termination shall be paid in full. For the avoidance of doubt, the termination of a Publishing License for a particular Game does not necessarily lead to the termination of the Agreement should other Games be managed by The9.

7.4	Effect of Termination: Upon termination of the Agreement, (i) all Publishing Licenses shall immediately come to an end and The9 shall discontinue distribution of the Games and remove Games from the applicable Platforms; (ii) all Parties’ rights and obligations with respect to the relevant Games (including any payments not yet due) shall promptly terminate, except that rights granted to users who previously gained legitimate access to the Game will continue so long as it remains installed by them and to this extent the licenses herein will continue; (iii) all intellectual property rights in and to the Games and Marks, and all potential modifications and new versions of the Games, shall return to Voodoo; and (iv) all remaining Payments shall be due.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Each Party warrants and represents that notwithstanding anything to the contrary herein: (i) it has full power, authority and rights to enter into and perform the Agreement in relation to a Game, (ii) Agreement execution, delivery and performance in relation to a Game will not conflict or violate any agreement or obligation to which it is a party or by which it is bound.

8.2	Voodoo represents and warrants that it is the valid, full and sole owner of the relevant Games, including the documentation and source code for such Games; that the Game Materials are not subject to any lien, encumbrance, claim, litigation or arbitration, whether pending, suspected or threatened; and that the Games provided by Voodoo do not and will not violate any law or infringe any intellectual property rights or other right of any third party, including any rights of publicity or privacy or other rights, or give rise to any legal claim by any third party.

8.3	The9 warrants and represents that it will be in compliance with the rules and guidelines of the applicable Platforms, all applicable laws, regulations, ordinances, guidelines, rules, licenses, standards, orders, permits and other applicable requirements, including without limitation, applicable privacy laws (collectively, “Laws and Requirements”).

8.4	The9 warrants that it will ensure all server, connectivity and technical aspects linked to live operations of the Game be done along industry best practices and hold Voodoo harmless for any issues arising from such. The9 also commits to highest levels of monitoring and maintenance to ensure that any issue affecting the Game is resolved promptly.

9.	CONFIDENTIALITY

9.1	Each Party (the "Receiving Party") agrees that from the date hereof until the fifth anniversary of the termination date of this Agreement, except as required by Law or the regulations of any stock exchange or the rules of any regulatory body of which such Party is a member or unless otherwise agreed to in writing by the other Party, it shall (i) keep all Confidential Information confidential and not disclose or reveal any Confidential Information to any person other than its Representatives who are actively and directly participating in the negotiation and performance of this Agreement and to cause those Representatives and Affiliates to comply with the terms of this Article 9, and (ii) not use the Confidential Information for any purpose other than for the performance of its obligations under this Agreement.

9.2	As used in this Agreement, the term "Confidential Information" refers to all financial, technical, legal, commercial or other information, data and/or knowledge (including without limitation any financial, statistical or personnel data and any metadata, analyses, compilations, forecasts, business plans, studies or other documents):

(A)	relating to the negotiations that led to the conclusion of this Agreement and the terms and conditions of this Agreement;

(B)	concerning the Games, clients, strategy, development, operations or financial position of the Parties and their respective Affiliates and which may be provided to the Receiving Party or its Representatives (or to which they may have access); or

(C)	intentionally or unintentionally disclosed to the Receiving Party by the other Party (the "Disclosing Party") concerning the business and/or operations of the Disclosing Party, whether or not the Disclosing Party has any intellectual property rights in such information and whether or not such information has been or will be furnished before or after the date hereof.

in both cases whether such information has been or will be furnished orally or in written, visual or electronic form, or through the personal observation of the Representatives of the Receiving Party.

9.3	Each Party will be responsible for any breach of the terms of this Article 8 by its Representatives and each Party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain such Party’s Representatives from prohibited or unauthorized disclosure or use of the Confidential Information of the other Party.

9.4	As used in this Agreement, the term "Representative" means, as to any Party, such Party's Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, legal counsel and accountants).

9.5	"Confidential Information" does not include, however, information which:

(A)	is now or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives;

(B)	was already known to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure by the Disclosing Party;

(C)	was or becomes available to the Receiving Party on a non-confidential basis from a person other than the Disclosing Party who is not otherwise bound by a confidentiality agreement with the Disclosing Party, or is otherwise not under an obligation to the Disclosing Party not to transmit the information to the Receiving Party; or

(D)	is independently developed by the Receiving Party, provided that it can be shown that such development was done without any reference to or use of the Confidential Information.

10.	MISCELLANEOUS

10.1	Assignment: All or any part of the benefit of this Agreement may be assigned by Voodoo to any of its Affiliates, such assignment being notified to The9 within thirty (30) days of such assignment. The9 may only assign, in whole or in part, its rights and obligations under this Agreement after prior consultation with Voodoo and approval from Voodoo.

10.2	Entire Agreement: This Agreement, along with any annexes, represents the entire understanding, and constitutes the entire agreement, in relation to its subject matter and supersedes any previous express or implied agreement in any form whatsoever (including letters, memoranda, protocols and contracts) between the Parties with respect thereto, except for the PowerPoint presentation made by The9 to Voodoo during negotiations, which can be referred to complement the understanding of the Agreement if need be.

10.3	Severability: If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair (i) the legality, validity, or enforceability in that jurisdiction of any other provision of this Agreement, or (ii) the legality, validity, or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement, the Parties shall amend any invalid or unenforceable term or provision to the extent reasonably required to make such provision valid or enforceable.

10.4	Waiver: The failure by any Party to exercise in whole or in part any right, power or privilege to which such Party is entitled pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by any Party of any such right, power or privilege must be in writing and notified to the other Party as provided herein.

10.5	Relationship of the Parties: The Parties are independent contractors and will have no right to assume or create any obligation or responsibility on behalf of the other Party. Neither Party shall hold itself out as an agent of the other Party. This Agreement will not be construed to create or imply any partnership, agency, joint venture or formal business entity of any kind.

10.6	Specific Performance. Notwithstanding anything to the contrary in this Agreement, each Party expressly acknowledges and agrees that the other Party may seek specific performance in the event of a breach by a Party of its obligations under this Agreement, in accordance with the provisions of article 1221 of the French Civil Code. Each Party irrevocably waives any right it may have under articles 1195, 1307-2 and 1307-5 of the French Code Civil and assumes any risk which may arise from any of the unforeseeable circumstances referred to under such articles.

11.	COSTS

11.1	General Costs

Except as otherwise stated in this Agreement, each Party shall bear all costs and expenses incurred by it in connection with the preparation and negotiation, execution and performance of this Agreement and all other documents referred to herein.

12.	NOTICES

12.1	Any notice, approval, consent or other communication in connection with this Agreement must be in writing and left at the address of the addressee against receipt, or sent by registered mail with return receipt requested or sent by e-mail at the following address or if the addressee notifies another address or facsimile number then to that address or facsimile number:

The mail address and e-mail address of each party is:

Voodoo

The9

Address:

Attn:

e-mail:

12.2	A notice, approval, consent or other communication shall take effect from the time it is effectively received (and, at the latest five (5) Business Days after the first presentation of the registered letter) unless a later time is specified in such notice.

13.	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Applicable Law. The execution, validity, interpretation and performance of this Agreement and the settlement of disputes under this Agreement shall be governed by the law of France.

13.2	Dispute Resolution. Disputes arising from the interpretation and execution of this Agreement shall first be settled through friendly negotiation. If the dispute cannot be settled within thirty (30) days after the beginning of the above-mentioned negotiation, disputes arising out of or in connection with this Agreement shall be subject to the jurisdiction of Paris courts.

Signed electronically on the date referred to in the corresponding electronic signature certificates.

Signed by:

VOODOO /s/ Senay Gurel Name: Senay Gurel Title: General Counsel	THE9 /s/ Chris Shen Name: Chris Shen Title: President

ANNEX 1

LIST OF GAMES